SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dialogue with the Shareholders

September 24, 2002.

Message to the Shareholders from the
Chairman of the Board of Directors

Fellow Shareholder:

The Special Shareholder’s Meeting is coming up on Sunday, October 13th. It will be a memorable day in which you will be able to vote in favor of the Amendments to the Articles of Incorporation and to the By-laws in order to implement the Proposal you approved in April 2001.

Brief Background

During the Special Meeting held on February 11, 2001 regarding the Corporate Development Study, a presentation about the viable methods for dealing with the topic of shares and of the need to renew the Shareholders base was requested. During the April 2001 Meeting, the “Proposal to Increase the Shareholders Base and Enable the Spouse and Heirs of a Shareholder to be Shareholders of the Corporation” was presented, considered, and approved.

After the Proposal’s approval, we turned to the task of its implementation. As a first step, we obtained a ruling from the Treasury Department which stated that Triple-S, Inc.’s tax exemption would not be affected if, at some future date, dividends were declared, and another which states that the Proposal does not affect the tax exempt status of Triple-S, Inc.

The last step is the approval of the Amendments to the Articles of Incorporation and to the By-laws, required in order to implement the Proposal.

Objectives of the Approved Proposal

The Proposal is the only alternative which sees to our Shareholder’s concern about transferring their shares to their spouse or heirs who are not physicians or dentists as well as our shared interest in increasing our Shareholder base in an equitable way.

Regarding the first concern, the Proposal creates two non-voting share classes to permit a shareholder’s spouse or heirs who are not physicians or dentists to become shareholders. These new classes of shares allow the transfer to the spouse or heirs who are not physicians or dentists of the right to receive any dividend that the Corporation could declare in the future, subject to legal and financial limitations which exist on dividend payments.

Second, the Proposal addresses the need to increase the Shareholder base by creating a new class of voting Shares. In this way, more physicians and dentists may be shareholders, since the reality is that, for various reasons, the number of physicians and dentists who are shareholders has diminished, and 2/3 of our shareholders no longer practice as physicians or dentists. This situation is evidenced by the fact that less than 20% of the Island’s physicians are shareholders, and very few dentists are shareholders. We wish to include more physicians and dentists who, as you do, help strengthen Triple-S.

Description of the Four Share Classes

1.	The first class is Class A, which is the one currently being held by our shareholders. To date, the Articles of Incorporation and the By-laws state that shares may only be transferred to a descendant (son, grandson, etc.) of the shareholder if he/she is a physician or dentist; the shares, therefore, may not be transferred to a spouse who is not a physician or dentist, or to a heir who is not a physician or dentist.

If we approve the Amendments to the Articles of Incorporation and to the By-laws, the shareholder, during his/her lifetime, can transfer these shares to the spouse or heirs who are physicians or dentists, or, if they are not physicians or dentists, upon his/her death.

2.	The second class, Class B Shares, is created so that Class A Shares can be transferred to the spouse or heirs who are not physicians or dentists upon the shareholder’s death. This is a non-voting class and is transferable from generation to generation.

3.	Class C corresponds to the new shares, which will be sold to the physicians and dentists. These shares will hold the same voting rights as Class A Shares, and may be transferred to the spouse or heirs who are physicians or dentists within the shareholder’s lifetime, or, if they are not physicians or dentists, after the shareholder’s death.

4.	Class D Shares are created for the spouse or heirs who are not physicians or dentists of the Shareholder owning Class C Shares. Just as Class B Shares, this is a non-voting class and is transferable from generation to generation.

In the event that dividends are declared, Class C and Class D Shares will have the right to receive an amount equal to one three-hundredth (1/300) part of the rate or amount determined for each Class A or Class B Share.

The 75% and the SEC

This Special Shareholder Meeting has two peculiarities. The first is that in order to approve the Amendments to the Articles of Incorporation and to the By-laws, and therefore implement the Proposal, 75% of the shares issued and outstanding must vote in favor. In other words, 7,003 shares.

Such a high percentage is necessary because we are dealing with a significant and radical change to the existing Articles of Incorporation. Since its inception, Triple-S’ philosophy has been that only physicians and dentists could be shareholders. The Articles expressly state this principle, and provide that in order to change it, in other words, to permit that non physicians and dentists hold shares, the affirmative vote of 75% of the shares issued and outstanding is necessary.

The second peculiarity of this Special Shareholder Meeting is that it is the first meeting held following the legal and regulatory provisions of the “Securities and Exchange Commission” (known as SEC).

As you have been informed, on April 26 of this year, Triple-S Management registered in the SEC as a reporting company. Said registration was required by the federal Securities and Exchange Act of 1934 which provides that any corporation, such as Triple-S Management, with $10 million or more in assets, and 500 shareholders or more must be registered. This registration does not make Triple-S Management a public company, since becoming a public company is different from just being registered with the SEC.

In the past, registration under the SEC was not required to Triple-S, Inc., which was exempt as an insurance company and as a not-for profit corporation.

One of the changes experienced under our SEC registration is that the Notice of Meeting, the Proxy Statement and the Proxy Form for the Special Shareholder Meeting were prepared according to SEC requirements. Another change is that federal law and regulation also establish that the Corporation and the Shareholders must file with the SEC the solicitation material in order to solicit proxies.

Assure its Implementation

Now is the time to send in your Proxy, do not put it off until tomorrow. Speak to your colleagues who are shareholders and encourage them to vote in favor of the Amendment to permit that the spouse or heirs receive shares even if they are not physicians or dentists. Implementing the Proposal, after all, is the result of your request. Vote YES now!

The Board of Directors and the Management are totally committed to make your wishes a reality, the wishes of all Shareholders. I am sure that together we will be able to implement the Proposal.

I am counting on your support.

Dr. Fernando J. Ysern-Borrás
Chairman of the Board of Directors

The implementation of the Proposal will benefit all Shareholders. You must do your part. This matter will affect all of us, and we must take action.

SEND IN YOUR PROXY TODAY.